SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Cutera, Inc.

(Name of Registrant as Specified in Its Charter)

Voce Capital Management LLC

Voce Catalyst Partners LP

Voce Capital LLC

J. Daniel Plants

David H. Mowry

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On April 10, 2023, J. Daniel Plants and David H. Mowry issued a press release regarding Cutera, Inc. (the “Company”), in their individual capacities, in the form provided as Exhibit 1. Certain information regarding the anticipated Participants (as defined in Exhibit 2) in any future solicitation of proxies regarding the Company is filed herewith as Exhibit 2.

Exhibit 1

J. Daniel Plants and David Mowry Call for Special Stockholder Meeting to Reconstitute Cutera’s Board

Executive Chairman Plants and CEO Mowry Believe Current Board Has Become Factionalized and its Agenda is Being Driven by Directors Prioritizing Their Own Interests Over Those of Cutera Stakeholders

Highlight Failed CEO Succession Planning, Conflicts of Interest and Misapplications of Basic Corporate Governance as Evidence of Need for Immediate Board Change

SAN FRANCISCO – April 10, 2023 – Today J. Daniel Plants, Founder and Chief Investment Officer of Voce Capital Management LLC and Executive Chairman of the Board of Directors (the “Board”) of Cutera, Inc. (Nasdaq: CUTR) (“Cutera” or the “Company”), and David Mowry, Cutera’s Chief Executive Officer and a Director – who together own approximately 7.0% of the outstanding shares of Cutera – commented on the fact that they have each delivered to the Company separate notices (each, a “Notice”) calling for a Special Meeting of Stockholders (the “Special Meeting”), pursuant to Cutera’s Amended and Restated Bylaws (the “Bylaws”), which expressly empowers each of them to requisition the Special Meeting.

Both Notices call for the removal of Directors Gregory Barrett, Sheila Hopkins, Timothy O’Shea, Juliane Park and Janet Widmann (the “Entrenched Directors”); neither notice seeks to remove Independent Director Joseph Whitters. Mr. Plants’ April 3 Notice was accompanied by a letter to the Board as well as a duly noticed request for a Special Meeting of the Board to discuss the issues raised in his letter. Despite the best efforts of Mr. Plants and Mr. Mowry, the Entrenched Directors were ultimately unwilling to negotiate in good faith towards a reasonable compromise and instead chose to escalate the matter by publicly disclosing it.

In light of this, Messrs. Mowry and Plants have each issued public statements in their individual capacities.

David Mowry said:

“In early January, I communicated to the Board that I wished to begin a transition process to facilitate my retirement as CEO. The Board considered a number of its own members – including Sheila Hopkins, Juliane Park, Dan Plants and Janet Widmann – as potential candidates, but ultimately was not able to reach a suitable agreement with a qualified replacement. On February 22, the Board formed a committee to conduct an external search. Today, to my knowledge this committee has not even met once, has not established a job specification and has not selected a recruiting firm. From my perspective – despite the passage of many weeks – the Board is no closer to finding a replacement.

Out of serious concern regarding some of the interim ‘solutions’ the Board was openly considering as my replacement while the search was being conducted, on March 9, I offered to delay my retirement to minimize the disruption, confusion and instability to the business caused by the insertion of an ‘interim CEO’ or ‘Co-CEOs,’ and I advised the Board as such. The Board has failed to accept my proposal. In my opinion, the approach the Entrenched Directors have taken to these matters has been detrimental to the business and served no purpose other than to position certain Directors closer to the CEO title that they seem to covet for themselves.

Making matters worse, these critical deliberations around succession planning are being conducted during informal meetings held by a subset of the Board. It is disappointing to me that through the actions of the Entrenched Directors, the Board has reached such a level of dysfunction that critical decisions are not being made and vital initiatives are unable to move forward. As the Company’s CEO, I was particularly disturbed that the Entrenched Directors chose to repurpose a simple 8-K – that had been prepared by Company management and counsel in response to a request from our auditors – into the opening salvo of the public fight that they seem to prefer over a private resolution. They then chose to file the 8-K on April 7 with the SEC without Board approval and over the objections of several Directors.

While I have tried to remain neutral and focused on the long-term value creation strategy that we have been building at Cutera, I am now firmly convinced that our employees, customers and shareholders deserve better – which is why I have taken this action to demand the Special Meeting to refresh the composition of the Board.”

J. Daniel Plants stated:

“As an investor in Cutera for 10 years and one of its largest stockholders, I am deeply invested in the Company’s success. I have been heavily involved in the development of the new commercial model and product strategy that has the potential to be transformative for the Company and unlock substantial value for its shareholders. But the Board’s lack of transparency, attempted micromanagement and political behavior have become a major distraction for the Company and its leadership team. The failure to meaningfully progress on a CEO succession plan is just the most glaring indication that the Board’s agenda is now being driven by the Entrenched Directors, whose apparently personal priorities and allegiances – rather than what will deliver value for Cutera and its stakeholders – are motivating and guiding their actions.

When it became apparent that the state of the Board’s governance had become so corroded that it was impeding our ability to achieve performance objectives, I first sought to reach a constructive solution with my fellow Directors by pursuing a confidential internal dialogue directed toward a resolution. After scheduling a Board meeting with the express purpose of discussing a resolution of the concerns raised in my letter, the Entrenched Directors came to the meeting with no intent of having this discussion and had instead already engaged several defense advisors, despite having sought no Board authorization to do so. Moreover, on April 7, they then elected to issue a press release disclosing all of these matters publicly. They clearly prefer an expensive, public fight using shareholder dollars to an amicable resolution. In light of the Board’s actions, I am moving forward to allow shareholders the ability to have a direct say in who will represent them and steward their investment in the Company going forward.”

The Notices delivered by Messrs. Mowry and Plants require that the Special Meeting be held within 60 days of the date of the Notice. The Notices further demand that the Company provide each Cutera stockholder entitled to vote with prompt written notice of the Special Meeting and that it act immediately to schedule it. Mr. Plants concluded: “We fully expect the Entrenched Directors to follow the law and advance the Special Meeting process and will take all appropriate action to ensure this happens.”

The letter sent by Mr. Plants to the entire Board on Monday, April 3, 2023, is included below:

J. Daniel Plants

Chairman, Board of Directors of Cutera, Inc.

3240 Bayshore Blvd.

Brisbane, California 94005

April 3, 2023

Members of the Board of Directors of Cutera, Inc.

3240 Bayshore Blvd.

Brisbane, California 94005

Dear Colleagues:

As you know, I have a long-term relationship with Cutera, Inc. (“Cutera” or the “Company). I joined the Board of Directors (the “Board”) in January 2015 and became Chairman of the Board (“Chairman”) in October of 2016, and assumed the additional responsibilities of Executive Chairman in May 2021.

I am also one of the Company’s largest and longest-tenured stockholders. Since 2013, my investment firm, Voce Capital Management LLC (“Voce”), has purchased significant amounts of Cutera’s common stock and convertible notes in open market purchases and through direct investments into the Company. When Cutera needed to raise equity during the height of the SARS-2 panic in April 2020, Voce served as the anchor tenant, committing ahead of time to purchase the largest allocation in the transaction, allowing the underwriters to market our participation and assist in the completion of the transaction under very difficult market conditions. We performed the same role in Cutera’s largest convertible notes financing, in May 2022, agreeing in advance to buy a large portion of the notes to support the deal’s successful execution. In total, I have invested more than $50 million in Cutera over the past decade. My current equity ownership of more than 1.2 million common shares (exclusive of my ownership of the convertible notes) exceeds 6% of the Company’s shares outstanding.

Since becoming Executive Chairman almost two years ago, I typically spend more than 20 hours per week working on Cutera-related matters. In addition to my ongoing responsibilities as Board Chairman, I’m onsite for a full day at Company headquarters every Tuesday, and often an additional day, depending on activity levels. I have also traveled extensively at the Company’s request, including multiple international trips, to meet with customers, employees and stockholders.

As Executive Chairman, I have taken the lead in identifying and developing Cutera’s long-term strategic vision. For the first time in the Company’s history, we now have a multi-year strategic plan with a cadence of targeted product launches; actionable plans to enter adjacent and new categories, expanding the Company’s total addressable market; and a financial model with the potential to fundamentally re-rate the Company and unleash significant stockholder value. The first phase of this plan has already been implemented through the innovative strategy for our breakthrough AviClear acne device and disruptive “placement-driven” commercial model. Every aspect of Cutera’s business, operations and financial model are being positively impacted as a result of this transformative strategy.

In my ten years as an investor and eight years on the Board, I have never been more committed to Cutera’s success. Given my long history of service to the Company; leadership role in developing its current strategy; and alignment through the substantial investment of capital, I have only one interest– to see Cutera succeed to the fullest extent possible for its customers, employees and, of course, stockholders. I have strong relationships with each of these key constituencies, built through years of my substantive involvement, and I remain personally committed to seeing Cutera deliver for all of them.

* * *

As convinced as I am of Cutera’s potential for future prosperity, I have concluded that the current state of Cutera’s corporate governance – and specifically the functioning of the Board – has devolved into such a deplorable condition that it will, until resolved, continue to impede the Company’s fulfillment of its goals and objectives. More specifically, the actions of certain members of the Board have led to an untenable situation requiring urgent corrective action.

Among my serious concerns:

▪     Failed CEO succession planning. The selection of a CEO is any Board’s most important responsibility. Yet in recent months, the Board has lurched from one plan to another in its feckless effort to identify a successor to our present CEO, Dave Mowry. The Board’s shifting priorities and allegiances have lacked objectivity, transparency and rationality and, even worse, have yet to produce an actionable succession plan, leaving the Board factionalized and the Company exposed to needless instability and uncertainty.

▪     Inability to make long-term decisions. The Board’s current paralysis has rendered the pursuit of long-term opportunities, both organic and inorganic, extremely difficult. The lack of clarity as to the long-term management of Cutera has also impeded the recruitment of senior talent throughout the organization.

▪     Misapplications of basic corporate governance. In its effort to generate outcomes that suit the interests of its individual members, a subset of the Board has engaged in a series of ultra vires actions and decisions, attempting to control critical Board decisions through private conclaves rather than proper meetings of the Board, excluding Directors they deem unaligned with their self-interested agendas. This ignores Board processes prescribed in the amended and restated bylaws (the “Bylaws”) of the Company and well-established principles of Delaware corporate law.

▪     Conflicts of interest. The same subset of Directors has permitted members of the Board they deem sympathetic to participate in crucial deliberations in which those Directors have a material financial and personal conflict of interest.

▪     Misappropriation of corporate assets and machinery. Without proper authorization, certain members of the Board have commandeered Cutera’s outside counsel, drawing upon the Company’s law firm in their personal battle against other Directors, but doing so at the Company’s expense, and conflicting the Company’s lawyers in the process.

▪     Micromanagement and operational interference. Individual members of the Board have engaged in officious conduct in operational and personnel decisions that are squarely within the province of management. Such behavior not only distracts and dilutes the time of senior management but sends conflicting signals into the organization as to whom they are supposed to follow. Earlier this year, members of the Board repeatedly pressured management to issue financial forecasts that were rosier than market conditions warranted and would have, had management acceded, damaged the Company’s credibility and financial position.

* * *

The net effect of the foregoing is a factionalized Board, at conflict internally with itself and with management, that disserves all of our stakeholders. It is particularly critical that we rectify this now, given the series of essential decisions facing the Company and the current state of paralysis.

Accordingly, attached as Annex A to this letter is notice of a special meeting of the Board (the “Special Board Meeting”), pursuant to Article III, Section 3.7 of the Bylaws, to discuss these critical issues. Given the gravity of this matter, I expect my colleagues will make themselves available for the Special Board Meeting that I have duly noticed and called to occur on April 4, 2023 at 11:00 am PT / 2:00 pm ET.

Although I am hopeful that a candid discussion of these issues can lead to their constructive resolution, recent events temper my optimism. I am therefore simultaneously pursuing an alternative path to resolve this deadlock by allowing Cutera’s stockholders to express their views directly as to whom they believe will best represent their interests. Article II, Section 2.3 of the Bylaws empowers the Chairman to call a special meeting of the Company’s stockholders (the “Special Stockholder Meeting”). As such, and acting in my capacity as Chairman, I have exercised my authority to call such a meeting; attached to this letter as Annex B is the formal notice and demand for the Special Stockholder Meeting.

Recognizing that the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) is planned for June 14, 2023, I believe it would be more efficient to place all of these issues before the stockholders at the 2023 Annual Meeting rather than holding two separate meetings close together in time to resolve an overlapping set of issues. Should the Board vote to amend the Nomination Deadline to allow stockholders to nominate Directors at the 2023 Annual Meeting, and do so without conditions and without moving or adjourning the 2023 Annual Meeting, then I shall withdraw the demand for the Special Stockholder Meeting and permit these important matters to be resolved at 2023 Annual Meeting.[1]

* * *

The immediate resolution of the issues outlined in this letter is imperative and is the only viable way to extricate the Board from the dysfunctional morass in which it is currently mired. If we cannot resolve them at the Special Board Meeting, then we shall proceed with the duly called Special Stockholder Meeting, allowing the stockholders of the Company to have their voices heard in electing a Board which they believe best represents them.

As always, I look forward to your response and working together to act in the best interests of Cutera’s stakeholders.

Respectfully yours,

J. Daniel Plants

Chairman, Board of Directors of Cutera, Inc.

cc: Corporate Secretary

Attachment: Notice of Special Meeting of the Cutera Board of Directors

[1] Cutera has a lengthy advance notice deadline (the “Nomination Deadline”) for the submission of Director nominees; the Nomination Deadline for the 2023 Annual Meeting passed on January 2, 2023. Given the many material changes in circumstances since the Nomination Deadline, at the Special Board Meeting we will consider and vote on whether the Board should exercise its fiduciary duties to amend the Nomination Deadline for the 2023 Annual Meeting. Doing so would re-open the Company’s nomination window, allowing stockholders a limited, ten-day period within which to submit their own candidates for election at the 2023 Annual Meeting.

Forward-Looking Statements and Third-Party Statements

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Voce Capital Management LLC (“Voce Capital Management”) believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Voce Capital Management or the Company—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties are enumerated in the Company’s public filings. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the United States Securities and Exchange Commission (the “SEC”), including those listed under “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Voce Capital Management does not undertake any obligation to update or revise any forward-looking information or statements.

Funds managed by Voce Capital Management currently beneficially own shares of the Company. These funds are in the business of trading (i.e., buying and selling) securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Consequently, Voce Capital Management’s beneficial ownership of shares of, and/or economic interest in, the Company may vary over time depending on various factors, with or without regard to Voce Capital Management’s views of the Company’s business, prospects, or valuation (including the market price of the Company’s shares), including, without limitation, other investment opportunities available to Voce Capital Management, concentration of positions in the portfolios managed by Voce Capital Management, conditions in the securities markets and general economic and industry conditions. Voce Capital Management also reserves the right to change the opinions expressed herein and its intentions with respect to its investment in the Company, and to take any actions with respect to its investment in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Voce Capital Management has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Exhibit 2

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Voce Parties (as defined below), together with the other Participants (as defined below), intend to file a preliminary proxy statement and accompanying proxy card with the SEC to be used to solicit votes in connection with a special meeting of stockholders of Cutera, Inc. (the “Company”) for the purpose of supporting proposals to remove and replace certain members of the Company’s Board of Directors.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The Participants in the solicitation are anticipated to be: (i) Voce Capital Management LLC, a California limited liability company (“Voce Capital Management”); (ii) Voce Catalyst Partners LP, a Delaware limited partnership (“Voce Catalyst Partners”); (iii) Voce Capital LLC, a Delaware limited liability company (“Voce Capital”); (iv) J. Daniel Plants, sole Managing Member of Voce Capital and a United States citizen (“Mr. Plants,” and together with Voce Capital Management and Voce Catalyst Partners, the “Voce Parties”); and (v) David H. Mowry, a United States citizen (“Mr. Mowry,” and together with the Voce Parties, the “Participants”).

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 1,483,632 shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”). Of the 1,483,632 Common Shares beneficially owned in the aggregate by the Participants, including the 100 Common Shares owned by Voce Catalyst Partners in record name, such Common Shares may be deemed to be beneficially owned as follows: (a) 1,210,224 Common Shares may be deemed to be beneficially owned by Voce Capital Management, by virtue of it being the investment advisor to certain investment funds, including Voce Catalyst Partners; (b) 1,210,224 Common Shares may be deemed to be beneficially owned by Voce Capital, by virtue of it being the sole managing member of Voce Capital Management; (c) 1,274,844 Common Shares (including 2,724 Common Shares underlying unvested restricted stock units (“RSUs”) and 14,748 Common Shares underlying options) may be deemed to be beneficially owned by Mr. Plants by virtue of him being the Managing Partner of Voce Capital Management; and (d) 208,788 Common Shares may be deemed to be beneficially owned by Mr. Mowry (including 23,174 Common Shares underlying unvested RSUs and 59,823 Common Shares underlying options). In addition, Voce Capital Management previously entered into a purchase agreement with the Company for the purchase of $10 million in aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2028.

Each of the Voce Parties expressly disclaims beneficial ownership of any Common Shares beneficially owned by Mr. Mowry. Mr. Mowry expressly disclaims beneficial ownership of any Common Shares beneficially owned by the Voce Parties.

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